Exhibit 99.1
Contact: Michael Sabella
Vice President, Investor Relations
(281) 885-7589

Patterson-UTI Energy Reports Financial Results for the Quarter Ended March 31, 2025

HOUSTON, Texas – April 23, 2025 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today reported financial results for the quarter ended March 31, 2025.

First Quarter 2025 Financial Results
•Total revenue of $1.3 billion
•Net income attributable to common stockholders of $1 million
•Adjusted EBITDA of $251 million
•Returned $51 million to shareholders in the first quarter
▪Repurchased $20 million of shares in the first quarter
▪$741 million in remaining share repurchase authorization as of March 31, 2025
▪Declared a quarterly dividend on its common stock of $0.08 per share, payable on June 16, 2025 to holders of record as of June 2, 2025

Management Commentary

“The first quarter unfolded largely as we anticipated, with steady drilling activity and a strong sequential rebound in completion demand,” said Andy Hendricks, Chief Executive Officer. “Our Drilling Services technology continues to drive efficiency gains for our customers, resulting in a sequential improvement in both average daily rig count and returns for that segment. In Completion Services, utilization across our entire fleet was high, with our Emerald line of 100% natural gas-powered assets continuing to grow as a proportion of our completion activity during the quarter. Our Drilling Products segment continues to perform well, with results driven by steady activity in our largest markets as well as growing revenue from new product sales. Overall, we are pleased with our first quarter performance and remain focused on execution and outperforming the market.”

“Current activity remains steady relative to first quarter levels, and we have not seen any material change in customer plans” continued Mr. Hendricks. “If oil prices remain at current levels for an extended period, we could see some customers reduce activity in oil basins, although customers are so far communicating a steady outlook. On the natural gas side, activity began to recover late in the first quarter, which was earlier than we previously anticipated. We continue to believe that increased drilling and completion activity in natural gas basins will be necessary over the next several years to meet growing domestic demand and global demand for U.S. LNG. Absent a shift in the broader outlook, this trend should support increased natural gas-directed activity into 2026.”

“Our balanced approach to capital allocation has positioned us well for a range of market conditions,” said Andy Smith, Chief Financial Officer. “Our net leverage, including all capital and operating leases, remains low. We maintain significant liquidity and expect to generate strong free cash flow in 2025. We will remain disciplined with our capital deployment with the goal to grow our returns over the long-term.”

Drilling Services

During the first quarter, Drilling Services revenue totaled $413 million. Drilling Services adjusted gross profit was $165 million during the quarter compared to $163 million during the prior quarter.

Within the Drilling Services segment for the first quarter, U.S. Contract Drilling operating days totaled 9,573. The average rig revenue per operating day in U.S. Contract Drilling was $35,720 in the quarter, and the adjusted gross profit per operating day in U.S. Contract Drilling was $16,170. Adjusted gross profit per operating day increased due to strong customer adoption of our APEX® rig technology as well as the benefit of performance-based pricing agreements.

As of March 31, 2025, the Company had term contracts for drilling rigs in the United States providing for future dayrate drilling revenue of approximately $407 million. Based on contracts currently in place, the Company expects an average of 62 rigs operating under term contracts during the second quarter of 2025 and an average of 35 rigs operating under term contracts over the four quarters ending March 31, 2026.

For the first quarter, other Drilling Services revenue, which primarily includes International Contract Drilling and Directional Drilling, was $71 million, with adjusted gross profit of $10 million.

Our U.S. Contract Drilling business is the majority of our Drilling Services segment, and historically we have disclosed revenue per day and adjusted gross profit per day specific to this business line. Moving forward, while we will continue to report U.S. Contract Drilling operating days, we will no longer report revenue per day or adjusted gross profit per day. As we further integrate our drilling operations and shift more towards performance-based agreements, we no longer plan to isolate and report individual components of the segment. Instead, we will focus on providing details at the segment level to better reflect the integrated nature of our operations.

Completion Services

First quarter Completion Services revenue totaled $766 million, with adjusted gross profit of $108 million. We saw activity improve off the lows in the fourth quarter, with strong customer demand in oil and natural gas basins as customer completion schedules reset. Pricing was slightly lower relative to the fourth quarter, although we offset a portion of the lower pricing with cost controls. In addition to higher revenue in our hydraulic fracturing business, we saw higher revenue from integrated services and products, which supported higher efficiency and profitability for the segment.

As the quarter progressed, we saw demand begin to improve in natural gas basins, primarily in the Haynesville.

Currently, including our Emerald™ line of 100% natural gas-powered assets and our dual fuel assets, approximately 80% of our active fleet is capable of being powered by natural gas, with that proportion expected to increase in 2025.

Drilling Products

First quarter Drilling Products revenue totaled $86 million, with adjusted gross profit of $39 million. Revenue was relatively steady across all geographies compared to the fourth quarter, with better adjusted gross profit margin for the segment on slightly lower direct operating costs driven by operational efficiencies.

New product innovation continues to drive growth at strong returns within the overall Drilling Products segment, with the team demonstrating the ability to innovate and anticipate market needs.

Other

During the first quarter, Other revenue totaled $16 million, with adjusted gross profit totaling $7 million.

Outlook

Within the Drilling Services segment for the second quarter, we expect a relatively steady rig count compared to the first quarter. We expect adjusted gross profit within the Drilling Services segment to decline slightly, with the sequential change driven by a reduction in average contracted revenue as legacy contracts roll, as well as some normal seasonal increase in costs.

In our Completion Services segment for the second quarter, we currently see steady activity compared to the run rate towards the end of the first quarter, although current oil prices could impact demand for completion services later in the quarter. We expect second quarter Completion Services adjusted gross profit to decline slightly, sequentially, which anticipates some potential white space later in the quarter.

In our Drilling Products segment for the second quarter, we expect relatively flat sequential adjusted gross profit, with steady activity in the U.S. We expect normal seasonal spring breakup in Canada to be mostly offset by higher International revenue in the rest of the world.

Subsequent to the close of the first quarter, we absorbed a portion of the assets of Great Plains Oilfield Rental business into our other business units and divested the remainder of the business. Great Plains comprised roughly two-thirds of the revenue and adjusted gross profit of our Other businesses. As a result, we expect Other adjusted gross profit in the second quarter to decline proportionally as compared to what we reported in the first quarter.

For the second quarter, we expect selling, general and administrative expense of approximately $65 million, and depreciation, depletion, amortization, and impairment expense of approximately $230 million.

For purposes of the shareholder return target, the Company defines adjusted free cash flow as net cash provided by operating activities less capital expenditures plus proceeds from the sale of assets. The shareholder return target, including the amount and timing of any dividend payments and/or share repurchases are subject to the discretion of the Company’s Board of Directors and will depend upon business conditions, results of operations, financial condition, terms of the Company’s debt agreements and other factors.

All references to “per share” in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

First Quarter Earnings Conference Call

The Company’s quarterly conference call to discuss the operating results for the quarter ended March 31, 2025, is scheduled for April 24, 2025, at 9:00 a.m. Central Time. The dial-in information for participants is (800) 715-9871 (Domestic) and (646) 307-1963 (International). The conference ID for both numbers is 2545909. The call is also being webcast and can be accessed through the Investor Relations section of the Company’s website at investor.patenergy.com. A replay of the conference call will be on the Company’s website for two weeks.

About Patterson-UTI

Patterson-UTI is a leading provider of drilling and completion services to oil and natural gas exploration and production companies in the United States and other select countries, including contract drilling services, integrated well completion services and directional drilling services in the United States, and specialized bit solutions in the United States, Middle East and many other regions around the world. For more information, visit www.patenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements which are protected as forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect Patterson-UTI's current beliefs, expectations or intentions regarding future events. Words such as "anticipate," "believe," "budgeted," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "pursue," "should," "strategy," "target," or "will," and similar expressions are intended to identify such forward-looking statements. The statements in this press release that are not historical statements, including statements regarding Patterson-UTI's future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond Patterson-UTI's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: adverse oil and natural gas industry conditions, including the impact of commodity price volatility on industry outlook; global economic conditions, including inflationary pressures and risks of economic downturns or recessions in the United States and elsewhere; volatility in customer spending and in oil and natural gas prices that could adversely affect demand for Patterson-UTI’s services and their associated effect on rates; excess supply of drilling and completions equipment, including as a result of reactivation, improvement or construction; competition and demand for Patterson-UTI’s services; the impact of the ongoing Ukraine/Russia and Middle East conflicts and instability in other international regions; strength and financial resources of competitors; utilization, margins and planned capital expenditures; ability to obtain insurance coverage on commercially reasonable terms and liabilities from operational risks for which Patterson-UTI does not have and receive full indemnification or insurance; operating hazards attendant to the oil and natural gas business; failure by customers to pay or satisfy their contractual obligations (particularly with respect to fixed-term contracts); the ability to realize backlog; specialization of methods, equipment and services and new technologies, including the ability to develop and obtain satisfactory returns from new technology and the risk of obsolescence of existing technologies; the ability to attract and retain management and field personnel; loss of key customers; shortages, delays in delivery, and interruptions in supply, of equipment and materials; cybersecurity events; difficulty in building and deploying new equipment; complications with the design or implementation of Patterson-UTI’s new enterprise resource planning system; governmental regulation, including climate legislation, regulation and other related risks; environmental, social and governance practices, including the perception thereof; environmental risks and ability to satisfy future environmental costs; technology-related disputes; legal proceedings and actions by governmental or other regulatory agencies; changes to tax, tariff and import/export regulations and sanctions by the United States or other countries, including the impacts of any sustained escalation or changes in tariff levels or trade-related disputes; the ability to effectively identify and enter new markets or pursue strategic acquisitions; public health crises, pandemics and epidemics; weather; operating costs; expansion and development trends of the oil and natural gas industry; financial flexibility, including availability of capital and the ability to repay indebtedness when due; adverse credit and equity market conditions; our return of capital to stockholders, including timing and amounts (including any plans or commitments in respect thereof) of any dividends and share repurchases; stock price volatility; and compliance with covenants under Patterson-UTI’s debt agreements.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in Patterson-UTI's SEC filings. Patterson-UTI's filings may be obtained by contacting Patterson-UTI or the SEC or through Patterson-UTI's website at http://www.patenergy.com or through the SEC's Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. Patterson-UTI undertakes no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	March 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$225,204	$241,293
Accounts receivable, net	800,291	763,806
Inventory	167,767	167,023
Other current assets	124,148	123,193
Total current assets	1,317,410	1,295,315
Property and equipment, net	2,937,063	3,010,342
Goodwill	487,388	487,388
Intangible assets, net	900,959	929,610
Other assets	122,606	110,811
Total assets	$5,765,426	$5,833,466
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$513,963	$421,318
Accrued liabilities	273,678	385,751
Other current liabilities	30,647	34,924
Total current liabilities	818,288	841,993
Long-term debt, net	1,220,083	1,219,770
Deferred tax liabilities, net	238,512	238,097
Other liabilities	53,138	57,762
Total liabilities	2,330,021	2,357,622
Stockholders’ equity:
Stockholders’ equity attributable to controlling interests	3,426,991	3,465,823
Noncontrolling interest	8,414	10,021
Total equity	3,435,405	3,475,844
Total liabilities and stockholders’ equity	$5,765,426	$5,833,466

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
REVENUES	$1,280,537	$1,162,135	$1,510,360
COSTS AND EXPENSES:
Direct operating costs	961,414	859,659	1,077,139
Depreciation, depletion, amortization and impairment	231,866	254,599	274,956
Selling, general and administrative	66,930	73,079	64,984
Merger and integration expense	432	3,460	12,233
Other operating expense (income), net	2,950	2,673	(5,951)

Total operating costs and expenses	1,263,592	1,193,470	1,423,361

OPERATING INCOME (LOSS)	16,945	(31,335)	86,999

OTHER INCOME (EXPENSE):
Interest income	1,464	928	2,189
Interest expense, net of amount capitalized	(17,697)	(17,725)	(18,335)
Other income (expense)	1,968	(1,333)	850

Total other expense	(14,265)	(18,130)	(15,296)

INCOME (LOSS) BEFORE INCOME TAXES	2,680	(49,465)	71,703

INCOME TAX EXPENSE	1,390	1,927	19,997

NET INCOME (LOSS)	1,290	(51,392)	51,706

NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	285	190	471

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$1,005	$(51,582)	$51,235

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS PER COMMON SHARE:
Basic	$0.00	$(0.13)	$0.13
Diluted	$0.00	$(0.13)	$0.13
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	386,521	389,450	408,182
Diluted	387,044	389,450	409,819
CASH DIVIDENDS PER COMMON SHARE	$0.08	$0.08	$0.08

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Three Months Ended
	March 31,
	2025	2024
Cash flows from operating activities:
Net income	$1,290	$51,706
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and impairment	231,866	274,956
Deferred income tax expense	359	19,507
Stock-based compensation	12,289	12,051
Net gain on asset disposals	(709)	(2,668)
Other	(166)	5,844
Changes in operating assets and liabilities	(36,788)	4,495
Net cash provided by operating activities	208,141	365,891

Cash flows from investing activities:
Purchases of property and equipment	(161,831)	(226,941)
Proceeds from disposal of assets	4,342	2,389
Other	(7,015)	(2,933)
Net cash used in investing activities	(164,504)	(227,485)

Cash flows from financing activities:
Purchases of treasury stock	(20,295)	(97,782)
Dividends paid	(30,877)	(32,553)
Payment on finance leases	(2,632)	(27,229)
Other	(5,069)	(4,025)
Net cash used in financing activities	(58,873)	(161,589)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(853)	750
Net decrease in cash, cash equivalents and restricted cash	(16,089)	(22,433)
Cash, cash equivalents and restricted cash at beginning of period	241,293	192,680
Cash, cash equivalents and restricted cash at end of period	$225,204	$170,247

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data
(unaudited, dollars in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Drilling Services
Revenues	$412,860	$408,385	$457,573
Direct operating costs	$247,629	$245,480	$271,737
Adjusted gross profit (1)	$165,231	$162,905	$185,836
Depreciation, amortization and impairment	$84,972	$85,174	$92,345
Selling, general and administrative	$3,945	$4,741	$3,879
Operating income	$76,314	$72,990	$89,612
Capital expenditures	$73,458	$54,321	$82,793

Completion Services
Revenues	$766,080	$650,848	$944,997
Direct operating costs	$657,681	$555,527	$745,594
Adjusted gross profit (1)	$108,399	$95,321	$199,403
Depreciation, amortization and impairment	$115,826	$135,852	$148,680
Selling, general and administrative	$11,409	$9,703	$10,964
Other operating income, net	$—	$—	$(9,870)
Operating income (loss)	$(18,836)	$(50,234)	$49,629
Capital expenditures	$62,173	$61,469	$123,377

Drilling Products
Revenues	$85,663	$86,522	$89,973
Direct operating costs	$46,940	$49,186	$48,630
Adjusted gross profit (1)	$38,723	$37,336	$41,343
Depreciation, amortization and impairment	$22,876	$27,328	$27,182
Selling, general and administrative	$9,119	$10,209	$7,661
Operating income (loss)	$6,728	$(201)	$6,500
Capital expenditures	$18,222	$15,834	$15,586

Other
Revenues	$15,934	$16,380	$17,817
Direct operating costs	$9,164	$9,466	$11,178
Adjusted gross profit (1)	$6,770	$6,914	$6,639
Depreciation, depletion, amortization and impairment	$6,336	$4,790	$5,411
Selling, general and administrative	$204	$59	$240
Operating income	$230	$2,065	$988
Capital expenditures	$3,596	$2,894	$3,797

Corporate
Depreciation	$1,856	$1,455	$1,338
Selling, general and administrative	$42,253	$48,367	$42,240
Merger and integration expense	$432	$3,460	$12,233
Other operating expense, net	$2,950	$2,673	$3,919
Capital expenditures	$4,382	$5,832	$1,388

Total Capital Expenditures	$161,831	$140,350	$226,941

(1)Adjusted gross profit is defined as revenues less direct operating costs (excluding depreciation, depletion, amortization and impairment expense). See Non-GAAP Financial Measures below for a reconciliation of GAAP gross profit to adjusted gross profit by segment.

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures
Adjusted EBITDA
(unaudited, dollars in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) (1):
Net income (loss)	$1,290	$(51,392)	$51,706
Income tax expense	1,390	1,927	19,997
Net interest expense	16,233	16,797	16,146
Depreciation, depletion, amortization and impairment	231,866	254,599	274,956
Merger and integration expense	432	3,460	12,233
Adjusted EBITDA	$251,211	$225,391	$375,038

Total revenues	$1,280,537	$1,162,135	$1,510,360

Adjusted EBITDA by Operating Segment:
Drilling Services	$161,286	$158,164	$181,957
Completion Services	96,990	85,618	198,309
Drilling Products	29,604	27,127	33,682
Other	6,566	6,855	6,399
Corporate	(43,235)	(52,373)	(45,309)
Adjusted EBITDA	$251,211	$225,391	$375,038
(1)Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is not defined by accounting principles generally accepted in the United States of America (“GAAP”). We define Adjusted EBITDA as net income (loss) plus income tax expense (benefit), net interest expense, depreciation, depletion, amortization and impairment expense (including impairment of goodwill) and merger and integration expense. We present Adjusted EBITDA as a supplemental disclosure because we believe it provides to both management and investors additional information with respect to the performance of our fundamental business activities and a comparison of the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be construed as an alternative to the GAAP measure of net income (loss). Our computations of Adjusted EBITDA may not be the same as similarly titled measures of other companies.

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures
Adjusted Free Cash Flow
(unaudited, dollars in thousands)

	Three Months Ended
	March 31,
	2025	2024
Adjusted Free Cash Flow (1):
Net cash provided by operating activities	$208,141	$365,891
Less capital expenditures	(161,831)	(226,941)
Plus proceeds from disposal of assets	4,342	2,389
Adjusted free cash flow	$50,652	$141,339
(1)We define adjusted free cash flow as net cash provided by operating activities less capital expenditures, plus proceeds from disposal of assets. We present adjusted free cash flow as a supplemental disclosure because we believe that it is an important liquidity measure and that it is useful to investors and management as a measure of the company’s ability to generate cash flow, after reinvesting in the company, that could be available for financing cash flows, such as dividend payments, share repurchases and/or repurchases of long-term indebtedness. Our computations of adjusted free cash flow may not be the same as similarly titled measures of other companies. Adjusted free cash flow is not intended to represent our residual cash flow available for discretionary expenditures. Adjusted free cash flow is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, cash flows from operations reported in accordance with GAAP.

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures
Adjusted Gross Profit
(unaudited, dollars in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Drilling Services
Revenues	$412,860	$408,385	$457,573
Less direct operating costs	(247,629)	(245,480)	(271,737)
Less depreciation, amortization and impairment	(84,972)	(85,174)	(92,345)
GAAP gross profit	80,259	77,731	93,491
Depreciation, amortization and impairment	84,972	85,174	92,345
Adjusted gross profit (1)	$165,231	$162,905	$185,836

Completion Services
Revenues	$766,080	$650,848	$944,997
Less direct operating costs	(657,681)	(555,527)	(745,594)
Less depreciation, amortization and impairment	(115,826)	(135,852)	(148,680)
GAAP gross profit	(7,427)	(40,531)	50,723
Depreciation, amortization and impairment	115,826	135,852	148,680
Adjusted gross profit (1)	$108,399	$95,321	$199,403

Drilling Products
Revenues	$85,663	$86,522	$89,973
Less direct operating costs	(46,940)	(49,186)	(48,630)
Less depreciation, amortization and impairment	(22,876)	(27,328)	(27,182)
GAAP gross profit	15,847	10,008	14,161
Depreciation, amortization and impairment	22,876	27,328	27,182
Adjusted gross profit (1)	$38,723	$37,336	$41,343

Other
Revenues	$15,934	$16,380	$17,817
Less direct operating costs	(9,164)	(9,466)	(11,178)
Less depreciation, depletion, amortization and impairment	(6,336)	(4,790)	(5,411)
GAAP gross profit	434	2,124	1,228
Depreciation, depletion, amortization and impairment	6,336	4,790	5,411
Adjusted gross profit (1)	$6,770	$6,914	$6,639
(1)We define “Adjusted gross profit” as revenues less direct operating costs (excluding depreciation, depletion, amortization and impairment expense). Adjusted gross profit is included as a supplemental disclosure because it is a useful indicator of our operating performance.

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures
Drilling Services Adjusted Gross Profit
(unaudited, dollars in thousands)

	Three Months Ended
	March 31,	December 31,
	2025	2024
U.S. Contract Drilling
Revenues	$341,990	$339,355
Less direct operating costs	(187,173)	(188,208)
Less depreciation, amortization and impairment	(78,391)	(77,182)
GAAP gross profit	76,426	73,965
Depreciation, amortization and impairment	78,391	77,182
Adjusted gross profit (1)	$154,817	$151,147

Operating days – U.S. (2)	9,573	9,617
Average revenue per operating day – U.S. (2)	$35.72	$35.29
Average direct operating costs per operating day – U.S. (2)	$19.55	$19.57
Average adjusted gross profit per operating day – U.S. (2)	$16.17	$15.72

Other Drilling Services
Revenues	$70,870	$69,030
Less direct operating costs	(60,456)	(57,272)
Less depreciation, amortization and impairment	(6,581)	(7,992)
GAAP gross profit	3,833	3,766
Depreciation, amortization and impairment	6,581	7,992
Adjusted gross profit (1)	$10,414	$11,758
(1)We define “Adjusted gross profit” as revenues less direct operating costs (excluding depreciation, amortization and impairment expense). Adjusted gross profit is included as a supplemental disclosure because it is a useful indicator of our operating performance.
(2)Operational data relates to our contract drilling business. A rig is considered to be operating if it is earning revenue pursuant to a contract on a given day.

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures
Leverage Ratio
(unaudited, dollars in thousands)

	Three Months Ended	Twelve Months Ended	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (1)
Net income (loss)	$1,290	$(966,399)	$51,706
Income tax expense	1,390	9,453	19,997
Net interest expense	16,233	66,234	16,146
Depreciation, depletion, amortization and impairment	231,866	1,171,873	274,956
Impairment of goodwill	—	885,240	—
Merger and integration expense	432	33,037	12,233
Adjusted EBITDA	$251,211	$1,199,438	$375,038

Last Twelve Months Adjusted EBITDA	$1,075,611

Debt	$1,230,619
Operating lease liability	45,650
Finance lease liability	23,027
Less cash	(225,204)
Net debt	$1,074,092

Ratio Calculation:
Debt-to-Adjusted EBITDA (2)	1.21x
Net Debt-to-Adjusted EBITDA (2)	1.00x
(1)Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is not defined by accounting principles generally accepted in the United States of America (“GAAP”). We define Adjusted EBITDA as net income (loss) plus income tax expense (benefit), net interest expense, depreciation, depletion, amortization and impairment expense (including impairment of goodwill) and merger and integration expense. We present Adjusted EBITDA as a supplemental disclosure because we believe it provides to both management and investors additional information with respect to the performance of our fundamental business activities and a comparison of the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be construed as an alternative to the GAAP measure of net income (loss). Our computations of Adjusted EBITDA may not be the same as similarly titled measures of other companies.
(2)Debt-to-Adjusted EBITDA and Net Debt-to-Adjusted EBITDA are not defined by GAAP. We define Debt-to-Adjusted EBITDA as debt, plus operating lease liability and finance lease liability, divided by Last Twelve Months Adjusted EBITDA and Net Debt-to-Adjusted EBITDA as debt, plus operating lease liability and finance lease liability, less cash, divided by Last Twelve Months Adjusted EBITDA. We present Debt-to-Adjusted EBITDA and Net Debt-to-Adjusted EBITDA as supplemental disclosures because we believe these measures provide to both management and investors additional information with respect to our operating performance and financial position.